Exhibit 99.1

Press Release

Contact:	United Community Bancorp Elmer G. McLaughlin, President and Chief Executive Officer (812) 537-4822

United Community Bancorp Reports First Quarter Results

Lawrenceburg, Indiana – October 30, 2017 – United Community Bancorp (the “Company”) (Nasdaq: UCBA), the parent company of United Community Bank (the “Bank”), today reported net income of $862,000 or $0.21 per diluted share, for the quarter ended September 30, 2017. Net income increased by $80,000, or 10.2%, as compared to the quarter ended September 30, 2016. Earnings per diluted share for the quarter ended September 30, 2017 were $0.21, an increase of 10.5% when compared to the quarter ended September 30, 2016.

United Community Bancorp
Summarized Statements of Income
(Dollars in thousands, except per share data)

	For the three months ended
	9/30/2017	9/30/2016
	(Unaudited)	(Unaudited)
Interest income	$4,365	$3,943
Interest expense	653	625
Net interest income	3,712	3,318

Provision for loan losses	14	17
Net interest income after provision for loan losses	3,698	3,301

Total noninterest income	1,100	1,308
Total noninterest expense	3,755	3,662
Income before income taxes	1,043	947

Income tax provision	181	165
Net income	$862	$782

Basic earnings per share	$0.21	$0.19
Diluted earnings per share	$0.21	$0.19

Weighted average shares outstanding:
Basic	4,060,435	4,024,249
Diluted	4,095,785	4,058,011

Summarized Consolidated Statements of Financial Condition
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
(In thousands, as of)	9/30/2017	6/30/2017	3/31/2017	12/31/2016	09/30/2016
ASSETS
Cash and Cash Equivalents	$33,434	$26,885	$35,535	$31,765	$28,173
Investment Securities	184,645	189,516	191,678	180,315	188,967
Loans Receivable, net	287,342	282,477	280,434	274,333	273,176
Other Assets	36,932	38,053	37,939	39,187	37,747
Total Assets	$542,353	$536,931	$545,586	$525,600	$528,063

LIABILITIES
Municipal Deposits	$105,910	$107,155	$106,569	$101,676	$101,763
Other Deposits	352,066	346,500	356,733	341,872	340,211
FHLB Advances	8,833	8,833	8,833	10,333	12,000
Other Liabilities	3,486	3,152	3,462	2,880	3,414
Total Liabilities	470,295	465,640	475,597	456,761	457,388
Commitments and contingencies	-	-	-	-	-
Total Stockholders' Equity	72,058	71,291	69,989	68,839	70,675
Total Liabilities & Stockholders' Equity	$542,353	$536,931	$545,586	$525,600	$528,063

Outstanding Shares	4,201,113	4,205,980	4,204,910	4,194,404	4,198,143
Tangible Book Value per share	$16.51	$16.30	$15.99	$15.75	$16.16

Summarized Consolidated Statements of Income
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	9/30/2017	6/30/2017	3/31/2017	12/31/2016	09/30/2016
	(for the three months ended, in thousands, except per share data)

Interest Income	$4,365	$4,206	$4,083	$3,948	$3,943
Interest Expense	653	561	533	550	625
Net Interest Income	3,712	3,645	3,550	3,398	3,318
Provision for Loan Losses	14	12	11	15	17
Net Interest Income after Provision
for Loan Losses	3,698	3,633	3,539	3,383	3,301
Total Noninterest Income	1,100	1,176	1,035	1,277	1,308
Total Noninterest Expense	3,755	3,511	3,417	3,662	3,662
Income before Tax Provision	1,043	1,298	1,157	998	947
Income Tax Provision	181	311	219	258	165
Net Income	$862	$987	$938	$740	$782
Basic Earnings per Share	$0.21	$0.24	$0.23	$0.18	$0.19
Diluted Earnings per Share	$0.21	$0.24	$0.23	$0.18	$0.19

Weighted Average Shares Outstanding:
Basic	4,060,435	4,062,021	4,056,993	4,027,410	4,024,249
Diluted	4,095,785	4,110,685	4,103,265	4,066,647	4,058,011

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	9/30/2017	6/30/2017	3/31/2017	12/31/2016	9/30/2016
Performance Ratios:
Return on average assets (1)	0.64%	0.73%	0.70%	0.56%	0.59%
Return on average equity (1)	4.80%	5.57%	5.41%	4.24%	4.43%
Interest rate spread (2)	2.92%	2.85%	2.83%	2.75%	2.66%
Net interest margin (3)	2.96%	2.88%	2.86%	2.78%	2.70%
Noninterest expense to average assets (1)	2.79%	2.58%	2.56%	2.78%	2.77%
Efficiency ratio (4)	78.03%	72.83%	74.53%	78.33%	79.16%
Average interest-earning assets to
average interest-bearing liabilities	108.21%	107.78%	107.42%	107.61%	108.14%
Average equity to average assets	13.34%	13.03%	12.97%	13.25%	13.33%

Bank Capital Ratios:
Tangible capital	11.24%	11.13%	11.23%	11.34%	11.42%
Core capital	11.24%	11.13%	11.23%	11.34%	11.42%
Total risk-based capital	21.76%	21.90%	21.94%	22.20%	22.36%

Asset Quality Ratios:
Nonperforming loans as a percent
of total loans	0.69%	1.02%	1.09%	0.98%	1.11%
Nonperforming assets as a percent
of total assets	0.39%	0.56%	0.57%	0.53%	0.59%
Allowance for loan losses as a percent
of total loans	1.47%	1.50%	1.52%	1.65%	1.62%
Allowance for loan losses as a percent
of nonperforming loans	212.79%	146.80%	140.08%	169.05%	146.73%
Net charge-offs (recoveries) to average
outstanding loans during the period (1)	(0.05%)	0.06%	0.39%	(0.11%)	0.61%

(1)	Quarterly income and expense amounts used in calculating the ratio have been annualized.

(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(3)	Represents net interest income as a percent of average interest-earning assets.

(4)	Represents total noninterest expense divided by the sum of net interest income and total other income.

For the three months ended September 30, 2017:

Net income totaled $862,000 for the quarter ended September 30, 2017, which represented an increase of $80,000, or 10.2% when compared to the quarter ended September 30, 2016. The improvement in net income was primarily the result of an increase in net interest income of $394,000, partially offset by a decrease in non interest income of $208,000 and an increase in non-interest expense of $93,000.

Net interest income totaled $3.7 million for the quarter ended September 30, 2017, which represents an increase of $394,000, or 11.9% when compared to the quarter ended September 30, 2016. The growth in net interest income, the Company’s core business, was the result of an increase in interest income, partially offset by an increase in interest expense. Interest income increased by $422,000 due to a $14.6 million increase in the average balance of loans, an increase in the average rate earned on loans from 4.34% in the prior year quarter to 4.48% in the current year quarter, and an increase in the average rate earned on investment securities from 2.06% in the prior year quarter to 2.34% in the current year quarter. The increase in loan balances is primarily the result of the continued execution of our controlled growth strategies in mortgage and commercial lending. The increases were partially offset by a $3.3 million decrease in the average balance of investment securities. Interest expense increased by $28,000 due to an $11.2 million increase in the average balance of deposits, and an increase in the average rate paid on deposits from 0.51% in the prior year quarter to 0.53% in the current year quarter.

Nonperforming assets as a percentage of total assets decreased from 0.56% at June 30, 2017 to 0.39% at September 30, 2017, a 31% decrease. Nonperforming assets as a percentage of total assets decreased from 0.59% at September 30, 2016 to 0.39% at September 30, 2017, a 34% decrease. Nonperforming loans as a percentage of total loans decreased from 1.02% at June 30, 2017 to 0.69% at September 30, 2017, a decrease of 32%. Nonperforming loans as a percentage of total loans decreased from 1.11% at September 30, 2016 to 0.69% at September 30, 2017, a decrease of 38%. The Company remains focused on improving asset quality and continues to review all available options to decrease nonperforming assets. The provision for loan losses was $14,000 for the quarter ended September 30, 2017 compared to $17,000 for the quarter ended September 30, 2016.

Noninterest income totaled $1.1 million for the quarter ended September 30, 2017, which represents a decrease of $208,000, or 15.9% when compared to the quarter ended September 30, 2016. The decrease was primarily due to a decrease of $123,000 in gain on the sale of mortgage loans, and a $70,000 decrease in gain on the sale of investments. The decrease in gain on the sale of mortgage loans is primarily due to lower sales volume. The decrease in gain on the sale of investment securities is the result of fewer sales in the current year quarter and a resulting gain of $9,000, as compared to a net gain of $79,000 in the prior year quarter.

Noninterest expense totaled $3.8 million for the quarter ended September 30, 2017, which represents an increase of $93,000, or 2.5% when compared to the quarter ended September 30, 2016. The increase was primarily due to an increase in other operating expenses of $55,000, a $25,000 increase in compensation expense, a $25,000 increase in premises and occupancy expense, and a $25,000 increase in professional fees. The increase in other operating expenses is primarily due to recruitment expenses relating to the recent hiring of additional commercial lenders. The increases were partially offset by a $28,000 decrease in deposit insurance expense.

Statement of Financial Condition:

Total assets were $542.4 million at September 30, 2017, which represents an increase of $5.4 million when compared to June 30, 2017. The increase in total assets was due to a $4.9 million increase in total loans and a $6.5 million increase in cash and cash equivalents. These increases were partially offset by a $4.9 million decrease in investment securities. The increase in total loans is primarily the result of the continued execution of our controlled growth strategies in mortgage and commercial lending.

In addition to the loan growth achieved during the quarter ended September 30, 2017, the Company had approximately $11.4 million in undisbursed construction loans as of September 30, 2017. While these were not on the Company’s balance sheet as of September 30, 2017 and there can be no assurance of disbursement in the future, the loans have closed and management expects the majority of these committed funds to be disbursed.

Total liabilities were $470.3 million at September 30, 2017, which represents an increase of $4.7 million when compared to June 30, 2017. The increase is primarily due to a $4.3 million increase in deposits during the quarter.

Stockholders’ equity totaled $72.1 million as of September 30, 2017, which represents an increase of $767,000 when compared to June 30, 2017. The increase was primarily due to net income of $862,000 for the quarter ended September 30, 2017, and a $148,000 decrease in the unrealized loss on securities available for sale. The increases were partially offset by dividends paid during the quarter totaling $420,000.

There were 4,201,113 and 4,205,980 outstanding shares of common stock at September 30, 2017 and June 30, 2016, respectively. For all periods presented, the Bank was considered “well-capitalized” under applicable regulatory requirements.

United Community Bancorp is the parent company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates eight offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K for the year ended June 30, 2017 filed with the SEC on September 26, 2017 which is available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

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